Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2022
(millions, except per share amounts)
Operating Revenue	$16,141

Operating Expenses	13,474

Income from operations	2,667

Earnings from equity method investees	317

Other income	254

Interest and related charges	926

Income from continuing operations including noncontrolling interest before income tax expense	2,312

Income tax expense	468

Net income from continuing operations including noncontrolling interest	1,844

Net income from discontinued operations including noncontrolling interest	537

Net income including noncontrolling interests	2,381

Noncontrolling interests	4

Net Income Attributable to Dominion Energy	$2,377

Amounts attributable to Dominion Energy
Net income from continuing operations	$1,840
Net income from discontinued operations	537
Net income attributable to Dominion Energy	$2,377

EPS – Basic
Net income from continuing operations	$2.14
Net income from discontinued operations	0.65
Net income attributable to Dominion Energy	$2.79

EPS – Diluted
Net income from continuing operations	$2.13
Net income from discontinued operations	0.65
Net income attributable to Dominion Energy	$2.78

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2022
(millions)
Operating Revenue	$9,140

Operating Expenses	6,939

Income from operations	2,201

Other income	16

Interest and related charges	595

Income before income tax expense	1,622

Income tax expense	279

Net Income	$1,343